UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 6, 2007

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12957	22-2372868
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

685 Route 202/206, Bridgewater, New Jersey	08807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(908) 541-8600

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 6, 2007, the Compensation Committee of the Board of Directors of Enzon Pharmaceuticals, Inc. (“Enzon”) approved an increase, effective in 2008, to the compensation of Ralph del Campo, Executive Vice President, Technical Operations of Enzon such that his target annual cash bonus shall be equal to sixty percent (60%) of his annual base salary.
     In addition, on November 6, 2007, the Compensation Committee of the Board of Directors of Enzon approved amendments (the “Amendments”) to the Amended and Restated Severance Agreement, dated as of May 7, 2004, by and between Enzon and Ralph del Campo (the “del Campo Agreement”) and the Amended and Restated Severance Agreement, dated as of May 7, 2004, by and between Enzon and Paul S. Davit, Executive Vice President, Human Resources (the “Davit Agreement”; together with the del Campo Agreement, the “Agreements”), which Agreements were previously filed as exhibits to Enzon’s annual report on Form 10-K for the fiscal year ended June 30, 2005 filed on September 29, 2005. Pursuant to the Amendments, in the event Mr. del Campo’s or Mr. Davit’s employment is terminated by the Company without Cause (as defined in the Agreements) or is terminated by Mr. del Campo or Mr. Davit for Good Reason (as defined in the Agreements) and such termination occurs within a period that begins ninety (90) days before and ends one (1) year following a Change in Control (as defined in the Agreements), Messrs. del Campo and Davit shall receive two (2) times their annual base salary and target bonus for such fiscal year as severance payments.
     Copies of the Amendments are attached hereto as Exhibits 10.2 and 10.3 and are incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description
10.2	Amendment No. 1, dated as of November 6, 2007, to the Amended and Restated Severance Agreement, dated as of May 7, 2004, by and between Enzon Pharmaceuticals, Inc. and Ralph del Campo

10.3	Amendment No. 1, dated as of November 6, 2007, to the Amended and Restated Severance Agreement, dated as of May 7, 2004, by and between Enzon Pharmaceuticals, Inc. and Paul S. Davit

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 13, 2007

By:	/s/ Jeffrey H. Buchalter
Jeffrey H. Buchalter
Chairman, President and Chief Executive Officer